NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 25, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17CFR240.12d2-2(a)(3) That on May 10, 2006 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Tommy Hilfiger Corporation and Elmira 2 B.V. (f/k/a BMD Venture Capital B.V.) and Elmira (BVI) Unlimited, a wholly owned subsidiary of Elmira 2 B.V. (Elmira 2 B.V. is a recently formed corporation that is owned by private equity funds of Apax Partners Worldwide LLP, a leading private investment group) which became effective on May 10, 2006. Each Ordinary Share of Tommy Hilfiger Corporation was converted into $16.80 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 11, 2006.